Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bank of the Ozarks, Inc. of our reports dated February 27, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bank of the Ozarks, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Atlanta, Georgia

May 22, 2015